EXHIBIT (12)

                                 THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                 ---------------------------------------------
                               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                               -------------------------------------------------
                                              Millions of Dollars
                                                                                                                 Three Months Ended
                                                                       Years Ended June 30                          September 30
                                                       ----------------------------------------------------      ------------------
                                                        1996       1997       1998       1999       2000          1999       2000
                                                       ------     ------     ------     ------     ------        ------     ------
EARNINGS AS DEFINED
-------------------
  Earnings from operations before income taxes
    after eliminating undistributed earnings
    of equity method investees                         $ 4,695    $ 5,274    $ 5,704    $ 5,866    $ 5,474       $ 1,763    $ 1,690

  Fixed charges, excluding capitalized interest            576        534        639        751        811           204        202
                                                       -------    -------    -------    -------    -------       -------    -------

    TOTAL EARNINGS, AS DEFINED                         $ 5,271    $ 5,808    $ 6,343    $ 6,617    $ 6,285       $ 1,967    $ 1,892
                                                       =======    =======    =======    =======    =======       =======    =======


FIXED CHARGES, AS DEFINED
-------------------------
  Interest expense including capitalized interest      $   493    $   457    $   548    $   650    $   792       $   147    $   187
  1/3 of rental expense                                     92         77         91        101         89            26         23
                                                       -------    -------    -------    -------    -------       -------    -------

    TOTAL FIXED CHARGES AS DEFINED                     $   585    $   534    $   639    $   751    $   881       $   173    $   210
                                                       =======    =======    =======    =======    =======       =======    =======

    RATIO OF EARNINGS TO FIXED CHARGES                     9.0       10.9        9.9        8.8        7.1          11.4        9.0